Exhibit 99.1

CareDx Strengthens Executive Leadership Team with the

Appointment of Reginald Seeto, MB.BS, as President and Chief Business Officer

BRISBANE, Calif., November 26, 2018 (GLOBE NEWSWIRE) — CareDx, Inc. (Nasdaq: CDNA), a leading molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today announced that Reginald Seeto, MB.BS., has joined the company in the newly created role of President and Chief Business Officer. His appointment was effective Monday, November 26, 2018.

Dr. Seeto brings 20 years of experience in commercial operations, corporate development and strategy, and executive leadership to CareDx. Before joining CareDx, Dr. Seeto was Chief Operating Officer at Ardelyx leading pre-launch efforts for tenapanor and corporate development, where he completed a series of partnerships. Prior to this, Dr. Seeto worked at AstraZeneca/Medimmune and was a member of the MedImmune Executive Team. His responsibilities over 8 years included leading corporate development and strategy, global strategic marketing and portfolio management for all therapeutic areas, as well as a country leadership role at AstraZeneca in Thailand.

Earlier in his career, Dr. Seeto held positions of increasing responsibility at Organon Biosciences, where he led the marketing and medical teams for the Fertility, Immunology, Oncology and Vaccine Franchises, and was the US Brand Team Leader for Flomax at Boehringer Ingelheim. He started his career as a physician, during which time he performed a medical rotation in a renal transplant unit, before joining McKinsey and Company.

“We are thrilled to have such a talented individual join CareDx. Reg’s breadth of experience and performance track-record represent the ideal combination as we enter a new phase of accelerated growth. Reg will primarily focus on strengthening and developing our business operations, as we continue to build a powerhouse in personalized medicine. His experience with transformational growth will be especially valuable as we scale the organization and further expand geographically.” said Peter Maag, CEO of CareDx.

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant recipients. CareDx offers products along the pre- and post-transplant testing continuum.

For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release includes forward-looking statements, including expectations regarding the Company’s business operations, plans and potential growth. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including general economic and market factors, among others discussed in CareDx’s filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed by CareDx with the SEC on March 22, 2018 and the periodic reports that CareDx has subsequently filed with the SEC. Any of these may cause CareDx’s actual results, performance or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

CONTACTS:

Investor Relations

David Clair

Integrated Corporate Relations, Inc.

646-277-1266

david.clair@icrinc.com